Exhibit 99.1

Open Text Waives Minimum Condition—Extension of the Offer to Acquire all of the Shares of

IXOS until January 30, 2004

Over 42% of IXOS Shares Tendered, Changes Will Facilitate Tender Process

Waterloo, ON—2004-01-13—Open Text™ Corporation (Nasdaq: OTEX, TSX: OTC) advised today that its wholly-owned subsidiary, 2016091 Ontario Inc., has waived the condition of the Offer requiring that at least 67% of the outstanding shares of IXOS Software AG (Nasdaq: XOSY, Frankfurt: XOS) be tendered to the Offer. The acceptance period of the Offer is extended until 12:00 noon (local time Frankfurt/Main, Germany) on Friday, January 30, 2004.

IXOS’ Management and Supervisory Boards have indicated that they will confirm their recommendation to IXOS shareholders to accept the Offer as amended.

As at January 13, 2004, in excess of 42% of the outstanding shares of IXOS have been tendered to the Offer. Approximately 24% of these shares have been tendered for the cash consideration offered, and 76% have been tendered for the alternative share and warrant consideration offered. The tenders received to date include the shares held by IXOS’ significant shareholders General Atlantic Partners and its affiliates, and founding families Strack-Zimmermann and Faerber. Including IXOS shares purchased in the open market outside the Offer, 2016091 Ontario Inc. now holds or is entitled to acquire under the Offer an aggregate of approximately 43% of the outstanding share capital of IXOS.

“After receiving feedback from the customer base of both companies, we continue to be very excited about the potential of the business combination between IXOS and Open Text,” said Tom Jenkins, CEO of Open Text. “Since Open Text announced a better than expected fiscal second quarter (ended Dec 31, 2003), we feel it is prudent to amend the offer which will provide two additional weeks for IXOS shareholders to decide how they will tender. We have added an additional period to settle the tender after the January 30th expiry so that no one will be penalized by this change and those tendering by January 30th will have their IXOS shares settled in the same timeframe as if this change had not been made.”

Payment for the IXOS shares tendered to the Offer by the expiry of the acceptance period on January 30, 2004 will commence immediately thereafter and will be completed by approximately February 10, 2004 in the case of the cash consideration and February 20, 2004 in the case of the alternative share and warrant consideration. Following the acceptance period, a mandatory extended acceptance period required under German law will be available from February 6, 2004 to February 19, 2004 to IXOS shareholders that have not accepted the Offer prior to the expiry of the Offer acceptance period on January 30, 2004. Those IXOS shareholders accepting the Offer during the mandatory extended acceptance period will not receive payment for their IXOS shares until approximately March 2, 2004 in the case of the cash consideration and March 12, 2004 in the case of the alternative share and warrant consideration.

All information relating to the amendment of the Offer is contained in the offer amendment document published on the Internet at: www.2016091ontario.de and is available free of charge from Commerzbank Aktiengesellschaft, ZGS-CMAD, DLZ 2, Mainzer Landstrasse 153, 60327 Frankfurt am Main, Germany, fax no. +49 (0) 69 136-44598.

About Open Text and Livelink

Open Text™ is the market leader in providing Enterprise Content Management (ECM) solutions that bring together people, processes and information in global organizations. Since launching the world’s first Internet search engine and the first Web-based enterprise collaboration and knowledge management software, Open Text has continued its leadership in providing global enterprises with innovative and effective solutions. Throughout its history, Open Text has matched its tradition of innovation with a track record of financial strength and growth. Today, the company supports fifteen million seats across 10,000 deployments in 31 countries and 12 languages worldwide. Open Text’s flagship product, Livelink® seamlessly combines collaboration with content management, helping organizations transform information into knowledge to provide the foundation for innovation, compliance and accelerated growth. For more information on Open Text and Livelink, go to: www.opentext.com and www.opentext.com/livelink.

Trademark

Copyright (C) 2004 by Open Text Corporation. LIVELINK and OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners. IXOS is a trademark or registered trademark of IXOS SOFTWARE AG. All other trademarks are the property of their respective owners.

Release Disclaimer

This press release may contain “forward-looking statements” relating to the proposed acquisition of IXOS and the future performance of Open Text Corporation (the “Company”). Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual completion and integration of the transaction and the actual results, performance or achievements of IXOS or the Company, or developments in IXOS’ or the Company’s business or its industry, to differ materially from the anticipated completion and integration of the transaction and the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: • risks involved in whether and when the proposed acquisition will be completed and, if completed, in the integration of IXOS into the Company; • costs related to the business combination; • the satisfaction of closing conditions including the receipt of regulatory approvals; • expected cost savings from the acquisition may not be fully realized or realized within the expected time frame; • revenue of the combined company may be lower than expected; • the possibility of technical, logistical or planning issues in connection with deployments; • costs or difficulties related to obtaining stockholder approval for completing the acquisition, if obtained at all; • legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; • economic and political conditions in the United States and abroad; and • changes may occur in the securities or capital markets. More detailed discussion of these and other important risk factors can be found in the sections entitled “Business”, “Quantitative and Qualitative Disclosure About Market Risk” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in documents filed by the Company with the SEC, the Ontario Securities Commission and other securities regulatory authorities across Canada, including the Company’s Report on Form 10-K for the fiscal year ended June 30, 2003. Forward-looking statements in this press release are based on management’s beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and the Company and IXOS disavow and disclaim any obligation to do so.

For more information, please contact

Anne Marie Rahm

Director, Investor Relations

Open Text Corporation

+1-617-204-3359

arahm@opentext.com

Greg Secord

Director, Investor Relations

Open Text Corporation

+1-519-888-7111 ext.2408

gsecord@opentext.com